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                                                                   Exhibit 10.19


                              EMPLOYMENT AGREEMENT

      WHEREAS, the company identified below ("Company") employs the employee identified below ("Employee") in the capacity identified below ("Position"); and

      WHEREAS, Employee desires to agree to the covenants relating to his employment and post-employment activities in exchange for the undertakings of Company hereunder.

      NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound by this Employment Agreement ("Agreement"), agree as follows:


1.    Specifications and Definitions

(a)   Agreement Dated:  July 1, 2007

(b)   Company:   NanoDynamics, Inc.

(c)   Employee Name and Address:

      William E. Cann
      17038 Winning Colors Place
      Leesburg, VA 20176

(d)  Position: Vice President and Chief Financial Officer

(e)  Base Salary: $225,000

(f)  Basic Term:  One (1) year from the date hereof.

(g)  Geographic Area of Non-Competition: shall mean the areas specified below:
     Worldwide.

     The Employee specifically acknowledges that this geographic restriction is reasonable given the scope of Employee's responsibilities.

(h) Specific Field of Non-Competition shall mean any "Similar Business" as defined in Section 9(a).

(i) Affiliated Company: shall mean Company and any other business organization in which Company directly or indirectly holds a twenty-five percent (25%) or greater ownership interest.


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2.   Employment

Company agrees to employ Employee in the Position as set forth in Section 1(d), and Employee agrees to accept such employment on the terms and conditions herein set forth.


3.   Term

     The term of employment of Employee pursuant to this Agreement shall commence as of the date hereof and shall continue for the number of years equal to the Basic Term as defined in Section 1(f), and this Agreement shall be automatically renewed for additional one-year terms unless and until thirty (30) days prior written notice is given by either party to the other of the intent to not to renew the term of this Agreement as provided herein

4.   Duties

(a) Employee shall, on a full-time basis, devote his best efforts and services to the Company in fulfilling the duties of the Position, which shall include duties normally associated with the Position at a comparable organization and such other duties as reasonably may be assigned from time to time by the Chief Executive Officer ("CEO") or the Board of Directors. Employee shall at all times conduct himself in a manner consistent with the duties and responsibilities of the Position. Employee shall at all times serve the best interests of the Company, reporting to and subject at all times to the direction and supervision of the CEO.

(b) Employee represents and warrants that acceptance and delivery of this Agreement and the performance of his duties hereunder will not violate the terms of any other agreement to which he is or was a party or to which he is or was intended to be bound. Employee agrees not to enter into any agreement, either written or oral, which may conflict with this Agreement. Employee further represents and warrants that in performing his duties hereunder, he shall use his best efforts to comply with all applicable laws and regulations and that he immediately will report to the Board of Directors all material conduct by Company or its employees or agents (including Employee) which he knows or should have known is or may be illegal.


5.   Compensation and Benefits

(a) The Base Salary may be reviewed periodically but not less frequently than once annually, and may be increased (but in no event decreased) to the extent, if any, determined by Company in its sole discretion.

(b) Employee shall also be entitled to participate in any fringe benefit programs generally available to all employees of Company in accordance with and subject to the terms and conditions of such programs. Employee shall be entitled to three (3) weeks vacation in any calendar year. Vacation will not accumulate over multi-year periods.

(c) Company shall reimburse Employee for all reasonable and necessary business expenses incurred by him in the performance of his duties hereunder which are properly documented


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     and in accordance with Company's policies and procedures as they may be amended from time to time.


(d) In addition to Base Salary, in the first quarter of each calendar year, commencing in 2008, the Board of Directors shall establish an annual incentive compensation program consisting of both cash and stock options to be awarded to Employee based on corporate and individual performance during the applicable calendar year ("Incentive Compensation"). Awards shall be made as of January 31 of the following year. If Employee's employment is terminated for any reason, other than for "Just Cause" as defined in
     Section 13(a), during a calendar year, he shall be entitled to a pro rata share of the cash portion of the Incentive Compensation calculated at the end of such calendar year based on the number of months in the applicable calendar year prior to termination. The economic terms and performance criteria of the annual incentive compensation program shall be determined by the Board of Directors acting in its sole discretion. Any annual Incentive Compensation award earned by Employee, including, to the extent applicable, a prorated award, shall be paid to Employee by January 31 of the calendar year next following the calendar year for which the Incentive Compensation award was determined."


(e) Upon the effective date of an initial public offering by the Company, , the Company shall grant an incentive stock option to Employee for 50,000 shares of the common stock of the Company pursuant to it 2007 Incentive Plan ("Option"). The Option shall be (i) exercisable at the public offering price, (ii) vest 25% on the first anniversary of the Option and 25% on each of the next three anniversaries of the Option, and (iii) expire on the tenth anniversary of the Option unless earlier terminated in accordance with the Company's 2007 Incentive Plan.

6.   Illness, Incapacity or Death

(a) If, during the term of this Agreement, Employee should be prevented from performing his duties by reason of illness or incapacity for an aggregate of ninety (90) days in any twelve (12) month period, then Company may immediately terminate this Agreement by ten (10) days notice in writing, in which event this Agreement shall thereupon terminate, and the provisions of
     Section 14 shall not apply and no further payments shall be due Employee from Company other than pursuant to any employee benefit plan or fringe benefit in which Employee participates.

(b) If Employee dies during the term of this Agreement, this Agreement shall thereupon terminate, the provisions of Section 14 shall not apply and no further payments shall be due Employee from Company other than pursuant to any employee benefit plan or fringe benefit in which Employee participates.


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7.   Non-Disclosure of Information

It is understood that the business of Company and any Affiliated Company is of a confidential nature. During the period of Employee's employment by Company, Employee may have received and/or may secure confidential information concerning Company and any Affiliated Company which, if known to competitors thereof, would damage Company and any Affiliated Company. Employee (i) agrees that during and after the term of this Agreement he will not, directly or indirectly, appropriate to his own use or to the use of any third party and (ii) agrees that during the term of this Agreement and for a period of five (5) years after the term of this Agreement, divulge or disclose, any secret, proprietary or confidential information or knowledge, obtained by him during the term hereof, concerning such confidential matters of Company and any Affiliated Company, including, but not limited to, information pertaining to research and development, trade secrets, systems, manuals, confidential reports, customers, suppliers, costs, pricing, methods, processes, designs, equipment catalogs, operating procedures, equipment and methods used and preferred by Company's customers and suppliers and fees paid by them. Confidential information does not include any information which Employee can demonstrate was publicly available prior to Employee's receipt of such information or thereafter became publicly available without any action on Employee's part. Information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained from any source other than Company or any Affiliated Company (or their directors, officers, employees or outside advisors) provided that such source has not entered into a confidentiality agreement with Company or any Affiliated Company with respect to such information or obtained the information from an entity or person party to a confidentiality agreement with Company or Affiliated Company. If Employee becomes legally compelled to disclose any confidential information, Employee will provide Company with immediate written notice so that Company may seek a protective order or other appropriate remedy. If Company does not obtain such protective order or other appropriate remedy, Employee will furnish only that portion of the confidential information which Employee is legally required to disclose.

8.   Trade Secrets

Employee covenants that he shall, while employed by Company, assign and transfer over to Company or its designee all right, title and interest in and to all trade secrets, secret processes, inventions, improvements, patents, patent applications, trademarks, trademark applications, copyrights, copyright registrations, discoveries and/or other developments (hereafter "Inventions") which he may thereafter, alone or in conjunction with others, conceive, make, acquire, or suggest at any time which relate to the products, processes, work, research, or other activities of Company or any Affiliated Company. Any and all Inventions which are of a proprietary nature and which Employee may conceive, acquire or suggest, either alone or in conjunction with others, during his employment with Company relating to or in any way pertaining to or in any way connected with Company's or any Affiliated Company's business, shall be the sole and exclusive property of Company or its designee; and Employee, whenever required to do so by Company, shall, without further compensation or consideration, properly execute any and all applications, assignments or other documents which Company or its designee shall deem necessary in order to apply for and obtain Letters Patent of the United States and/or comparable rights afforded by foreign countries for the Inventions, or in order to assign and convey to Company or its designee the sole and exclusive right, title and any interest in and to the Inventions. This obligation shall continue beyond the termination of this Agreement with respect to Inventions conceived or made by Employee during


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the term of his employment by Company, and shall be binding upon his assigns, executors, administrators and other legal representatives.


9.   Covenant Not to Compete

For purposes of Sections 9 and 10, "Affiliated Company" shall be limited to an Affiliated Company as defined in Section 1(i) with which Employee has had substantial involvement during the term of his employment with Company. Employee acknowledges that the services he has rendered and is to render are of a special and unusual character with a unique value to Company, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Company of the services of Employee for which Company has contracted hereunder, the substantial goodwill of the Company that Employee has obtained and will continue to obtain and because of the confidential information to be obtained by or disclosed to Employee, and as a material inducement to Company to enter into this Agreement and to pay to the Employee the compensation and benefits stated in Section 5 and other promises contained herein, Employee covenants and agrees as follows:

(a) During Employee's term of employment with the Company and for twelve (12)) months thereafter, without regard to the reason for separation, Employee will not, without the prior written consent of Company, directly or indirectly, whether as a principal, agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, employed by, concerned or take part in, or render services to, or own, share in the earnings of or invest in the stock, bonds or other securities of any person, firm, partnership, corporation or other business organization (other than the ownership of less than 5% of the securities of any public company) engaged anywhere in the Geographic Area of Non-Competition set forth in Section 1(g), in a business which is in competition with (i) any of the businesses carried on by Company; (ii) any of the businesses carried on by an Affiliated Company; or (iii) any business which Company or any Affiliated Company anticipates entering or anticipated entering as of the date of Employee's separation as the result of an active research and development program (each of the foregoing being herein sometimes referred to as a "Similar Business"). Employee shall not, directly or indirectly, solicit or divert business from the Company, or attempt to convert to other methods of using the same or similar products or services provided by Company. Employee acknowledges and agrees that conduct of any said activities by any person other than Company could accordingly constitute competition with Company and is expressly prohibited by this Section 13.

(b) As a separate and independent covenant, Employee agrees that during Employee's term of employment with the Company and for a period of twelve
     (12) months thereafter, without regard to the reason for separation, he will not in any manner, directly or indirectly (except in the course of his employment with Company), for the purpose of conducting or engaging in any Similar Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, customers or accounts of Company or any Affiliated Company.

(c) As a separate and independent covenant, during the term of Employee's employment with the Company, Employee shall promptly disclose to Company each business opportunity of a type which, based upon its prospects and relationship to the business of Company, Company might

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     reasonably consider pursuing. If Employee's employment is terminated for any reason, Company shall have the exclusive right to participate in or undertake any such opportunity on its own behalf without any involvement by or remuneration to Employee.

10.  Covenant Not to Solicit

Employee agrees that during the term of his employment with Company and for a period twelve (12) months thereafter, without regard to the reason for separation, Employee will not, directly or indirectly: (i) attempt to hire any officer or employee of the Company or an Affiliated Company; (ii) assist in such hiring by any other person, (iii) encourage any such employee to terminate his employment with Company or an Affiliated Company, (iv) encourage any customer of Company or an Affiliated Company to terminate its relationship with, as applicable, Company or an Affiliated Company, and/or (v) encourage any supplier of Company or Affiliated Company to terminate its relationship with, as applicable, Company or an Affiliated Company.

11.  Remedies

(a) Employee acknowledges and agrees that Company does not have any adequate remedy for a breach or threatened breach by Employee of any of the provisions of Sections 7, 8, 9, or 10. Company, in addition to and not in limitation of any other rights, remedies or damages available to company at law or in equity, shall be entitled to a temporary and permanent injunction in order to prevent or restrain any such breach or threatened breach by Employee or by Employee's partners, agents, representatives, servants, employers, employees, and/or persons directly or indirectly acting for or with him. Employee expressly waives any security that might otherwise be required in connection with obtaining such relief

(b) Employee agrees that, in the event he violates Sections 7, 8, 9, or 10 of this Agreement, he will forfeit the right to further compensation or benefits under Sections 5 or 13 of this Agreement and will be required to reimburse the Company for any compensation or benefits, including severance pay, that were provided to him during any period in which he was in violation.

12.  Reasonableness of Restrictions; Survival

(a) Employee acknowledges that he has carefully read and considered the provisions of Sections 1(g), 1(h), 7, 8, 9, and 10; and having done so, agrees that the restrictions set forth in these paragraphs, including, but not limited to, the time period of the restrictions, the geographical areas of the restrictions and the scope of the restrictions set forth in Sections 1(g), 1(h), 7, 8, 9, and 10 are fair and reasonable and are reasonably required for the protection of the compelling and legitimate business interests of Company and its officers, directors, and other employees.

(b) Employee acknowledges that his agreement to be subject to and abide by the provisions of Sections 7, 8, 9, and 10 are material conditions to his employment with the Company and the Company's willingness to enter into this Agreement.

(c) Employee acknowledges that the restrictions and limitations set forth in this Agreement will not prevent Employee from earning a living following his separation from employment with the Company.


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(d)  If any of the provisions of Sections 7, 8, 9 and/or 10 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts have not been included therein. If any provision of Sections 7, 8, 9, and 10 relating to the time period, the geographical areas of restriction and/or the scope of restrictions shall be declared by a court of competent jurisdiction to exceed the maximum time period, areas and/or scope such court deems reasonable and enforceable, the time period, geographical areas of restriction and/or scope of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period, geographical areas or scope under this Agreement.

(c) Sections 7, 8, 9, 10, 11, 12, 13 and 15 shall survive the termination of this Agreement.

13.  Termination for Just Cause; Voluntary Termination

(a) Company may terminate this Agreement with Just Cause by giving written notice to Employee, and Company may direct Employee to cease activities related to the Agreement and vacate the premises of Company immediately. Just Cause shall exist if Employee:

          (1) is convicted of or pleads nolo contendere to a felony;

          (2) materially breaches this Agreement, provided, however, that any breach of Sections 7, 8, 9 and/or 10 shall be deemed to be material; or

          (3) engages in conduct constituting gross negligence that materially injures the Company or conduct that constitutes a gross disregard of his duties as set forth in Sections 1(d), 2 and 4 of this Agreement.

     For purposes of this Section 13(a) only, any action, or failure to act, shall not be considered "gross negligence" or "gross disregard" if it is done by Employee in good faith and with reasonable belief that his action or omission was in the best interest of the Company. Company shall provide written notice of its intention to immediately terminate hereunder for Just Cause, provided that in the case of termination under clauses (3) or (4) above, Company shall give thirty (30) days' written notice of its intention to terminate this Agreement, which notice shall state with particularity the acts and or reasons upon which Company bases such termination, during which 30-day period Employee shall have the opportunity to cure. If Employee is terminated for Just Cause, he shall not be entitled to receive any of the payments or benefits described in Section 14. Employee shall nevertheless be bound by the covenants of Sections 7, 8, 9, and 10.

(b) Employee may terminate his employment by giving thirty (30) days' advance written notice to Company. Upon receipt of such thirty (30) days' written notice from Employee, Company may, at its sole discretion, elect to terminate Employee's employment at any time thereafter prior to the Employee's designated last day of employment, and Company shall continue Employee's Base Salary for the remainder of such period or such shorter period as is mutually agreed upon. If Employee terminates his employment or is terminated after he provides notice under this Section 13(b), Employee shall not be entitled to receive any of the payments or benefits described in Section 14, but he shall nevertheless be bound by the covenants of Sections 7, 8, 9, and 10.


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14.  Termination Without Just Cause

(a) Provided Employee has not obtained other employment, after the date of Employee's termination, Company shall commence payment to Employee at the rate of Employee's current Base Salary until such time that Employee obtains other employment, but in no event for longer than a period of twelve (12) months. The period described in this sub-paragraph (b) is hereafter referred to as the "Continuation Period". During the Continuation Period, Company will pay up to Employee's current Base Salary in accordance with the Company's usual payroll procedures (less withholding taxes and customary employee deductions). If during the Continuation Period, Employee should obtain employment or other work not prohibited hereby and his aggregate compensation pursuant thereto is less than the compensation payable during the Continuation Period, then Company shall pay to Employee an amount equal to the difference between such other compensation and the compensation payable during the Continuation Period; provided that, upon request by Company, Employee shall provide any and all documentation requested to allow Company to assess his aggregate compensation from such other employment or other work.

(b) From the date of termination until the expiration of the Continuation Period, and subject to restrictions imposed under applicable tax and other laws and applicable plan provisions, Company shall also continue medical, dental, vision, and prescription drug benefits as may be generally available from time to time to all employees of Company. The benefits provided by the preceding sentence shall be secondary and supplemental to any like benefits provided by another employer. In the event applicable laws prevent, or Company plan documents do not provide for, participation or continuation of Employee as set forth above, then Company will reimburse the Employee for reasonable out-of-pocket costs in obtaining substantially equivalent individual or family coverage, as the case may be. Any continuation coverage that Employee receives or for which he is provided reimbursement during the Continuation Period, as provided for under this sub-paragraph 15(c), shall be credited against his entitlement, if any, to continued coverage at Employee's expense under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). No other employee benefits, such as retirement, pension, 401k, savings, stock options or the like, or any other benefits, shall be continued.

(c) Notwithstanding anything to the contrary contained in Section 14(a) or (b), for purposes of compliance with the requirements of Section 409A(a)
     (2)(B)(i) of the Internal Revenue Code and the regulations promulgated thereunder (the "6-Month Delay Requirement"), any payments to be made by Company to Employee under Section 14(a) or (b) ("Separation Pay") which, if paid as provided in said Section would violate the 6-Month Delay Requirement (specifically for this purpose taking into account the exception provided for under Treasury Regulation Section 1.409A-1(b)
     (9)(iii)(A) where the Separation Pay does not exceed 200% of the lesser of
     (i) Employee's annualized compensation based upon his annual rate of pay from Company for his taxable year immediately preceding his taxable year in which his termination occurs, or (ii) the maximum amount of compensation that may be taken into account under a tax-qualified retirement plan pursuant to Internal Revenue Code Section 401(a)(17) for the year in which Employee's termination occurs), the payment of such Separation Pay shall be suspended as necessary to comply with the 6-Month Delay Requirement, and any such payments so suspended for such purpose shall be aggregated and paid by Company to Employee in a lump sum on the date of the next payment of Separation Pay payable following the end of the applicable suspension period under the 6-Month Delay Requirement. Further,


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     any Separation Pay described in Treasury Regulation Section
     1.409A-1(b)(9)(iii)(A) to be paid to Employee hereunder shall be paid by no later than the last day of Employee's second taxable year following his taxable year in which his termination occurs."

(d) Employee shall not be entitled to receive any Incentive Compensation in respect of any periods after the Employee's date of termination.

(e) Employee shall be bound by the covenants of Sections 7, 8, 9, and 10 provided the Company is not in default under this Agreement.

15.  Arbitration

Whenever a dispute (other than a dispute arising under Sections 7, 8, 9, and 10 of this Agreement) arises between the parties concerning this Agreement or the employment relationship, including without limitation the termination thereof, the parties shall use their best efforts to resolve the dispute by mutual agreement. If such a dispute cannot be so resolved, it shall be submitted to final and binding arbitration to the exclusion of all other avenues of relief, and adjudicated pursuant to the American Arbitration Association's Rules for Employment Disputes then in effect. In the event that the parties are unable to agree upon an arbitrator, the AAA shall supply the names of seven (7) arbitrators from which the Employee and the Company shall alternatively strike names, the last name remaining shall be the designated arbitrator. The party to strike first shall be determined by the toss of a coin. The decision of the arbitrator must be in writing and shall be final and binding on the parties, and judgment may be entered on the arbitrator's award in any court having jurisdiction thereof. The expenses of the arbitration shall be borne equally by the parties, and each party shall be responsible for his or its own attorneys' fees. For the purposes of this Section 15, the term "dispute" means all controversies or claims relating to terms, conditions and privileges of employment, including without limitation claims for breach of contract, discrimination, harassment, wrongful discharge, misrepresentation, defamation, emotional distress or any other personal injury, or indemnification, but excluding claims for unemployment compensation or worker's compensation.

16.  Indemnification

Without limitation of any other indemnification provided by the Company's Certificate of Incorporation or Bylaws or action of its Board of Directors, Company agrees to indemnify Employee for all acts and omissions of Employee, provided that Employee acted, or omitted to act, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Company and consistent with Employee's Position. To the extent that such acts or omissions are covered under Company's then-existing insurance policies for Directors and Officers insurance, including but not limited to, employment practices liability insurance, Employee agrees to surrender the defense of any related dispute to Company or its designee if so elected by Company.

17.  Burden and Benefit

This Agreement shall be binding upon and shall inure to the benefit of Company and Employee and their respective heirs, personal and legal representatives, successors and assigns.

18.  Governing Law


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In view of the fact that the principal office of the Company is located in
Buffalo, New York, it is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of New York (without giving effect to the principles of conflict of laws).

19.  Separability

The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is too broad as to be unenforceable, it is expressly intended by the parties hereto that such provision shall be interpreted to be only so broad as is enforceable.

20.  Section Headings

The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

21.  Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

22.   Entire Agreement; Amendment

This Agreement contains the entire agreement and understanding by and between Company and Employee with respect to the employment of Employee, and no representations, promises, agreement or understanding, written or oral, not contained herein shall be of any force or effect. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at such time or at any other time, and Company's failure at any time to require the performance by Employee of any of the terms hereof shall in no way affect Company's right to thereafter enforce such terms.

23.  Notices

All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid, or delivered personally, or by courier, to the following addresses:

     If Sent to Company:      NanoDynamics, Inc.
                              901 Fuhrmann Blvd.
                              Buffalo, NY 14203
                              Attention:  Keith A. Blakely, CEO


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     If Sent to Employee:     At the Address Indicated
                              In the Records of Company

24.  Section 409A

All payments of "nonqualified deferred compensation" (within the meaning of Section 409A) by Company to Employee are intended to comply with the requirements of Section 409A, and shall be interpreted consistent therewith. Neither Company nor Employee, individually or in combination, may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. Notwithstanding anything to the contrary contained in
Section 22, no amendment may be made under the Agreement if it would cause the Agreement or any payment under the Agreement to not be in compliance with the requirements of Section 409A."


      IN WITNESS WHEREOF, Company and Employee have duly executed this Agreement as of the day and year set forth in Section 1(a) above.

                              NANODYNAMICS, INC.



                                  s/Richard L. Berger
                              ---------------------------
                              By:  Richard L. Berger
                              Its: President



                                  s/ William Cann
                              ---------------------------
                                   WILLIAM CANN


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